UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15

           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
            UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF
    1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number: 001-10704

                           Sport Supply Group, Inc.
            (Exact name of registrant as specified in its charter)

               1901 Diplomat Drive, Farmers Branch, Texas 75234
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, Par Value $.01 Per Share
           (Title of each class of securities covered by this Form)

                                     None
             (Titles of all other classes of securities for which
         a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)    [ X ]           Rule 12h-3(b)(1)(i)    [ X ]
    Rule 12g-4(a)(1)(ii)   [   ]           Rule 12h-3(b)(1)(ii)   [   ]
    Rule 12g-4(a)(2)(i)    [   ]           Rule 12h-3(b)(2)(i)    [   ]
    Rule 12g-4(a)(2)(ii)   [   ]           Rule 12h-3(b)(2)(ii)   [   ]
                                           Rule 15d-6             [   ]

     Approximate number of holders of record as of the certification or notice date:  240


     Pursuant to the requirements of the Securities Exchange Act of 1934
        Sport Supply Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 DATE:  March 5, 2004          SPORT SUPPLY GROUP, INC.

                               By:    /S/ Terrence M. Babilla
                               Name:  Terrence M. Babilla
                               Title: Chief Operating Officer,
                                      Executive Vice President and Secretary